SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement, dated as of April 17, 2017 (this “Agreement”), is entered into by and between Digital Power Corporation, a California corporation (the “Company”), and Iroquois Master Fund, Ltd. (the “Investor”).

The parties hereby agree as follows:

1.                  Securities; Convertible Note and Warrant.

(a)            Issuance of Securities. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase:

(i)	Convertible Note. A Convertible Note in the principal amount of $125,000 in the form of Exhibit A hereto. Subject to approval by the NYSE Mkt, the holder of the Convertible Note will have the right to convert the principal amount into shares of the Company’s common stock at $0.75 per share, subject to adjustment in Section 4 below.

(ii)	Warrant. In connection with the purchase of the Convertible Note, the Company agrees to issue a 66 month term Warrant to purchase up to 83,334 shares of common stock at $0.90 per share under the terms and conditions thereof as set forth in the form of Exhibit B hereto.

(b)            Delivery; Use of Proceeds. The sale and purchase of the Convertible Note and Warrant (the Convertible Note and Warrant collectively “Securities”) shall take place at a closing (the “Closing”) to be held at such place and time as the Company and the Investor may determine (the “Closing Date”). At the Closing, the Company will deliver to Investor the Securities purchased by such Investor against receipt by the Company of such Investor’s $125,000. The proceeds of the Securities shall be used for general corporate purposes.

2.                  Representations and Warranties of the Company. The Company represents and warrants to the Investor that:

(a)            Due Incorporation, Qualification. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where such qualification or license is required.

(b)            Authority; Enforceability. The execution, delivery and performance by the Company of this Agreement and Investor’s Convertible Note and Warrant issued hereunder (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company. Each Transaction Document executed by the Company has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)            Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation and Bylaws (as amended, the “Charter Documents”), or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien or encumbrance upon any property, asset or revenue of the Company.

(d)            No Violation or Default. The Company is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound.

3.             Representations and Warranties of Investors. Investor represents and warrants to the Company upon the acquisition of the Securities as follows:

(a)            Binding Obligation. Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Transaction Documents constitute valid and binding obligations of such Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)            Document Review. Investor (i) has read this Agreement, including the Exhibits hereto; and (ii) has access to and has had the opportunity to review the Company’s public documents filed with the Securities and Exchange Commission (“Commission”). Investor has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering of the Securities and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information in this Agreement. All such questions have been answered to the full satisfaction of Investor. No oral representations have been made, and no oral information furnished to such Investor has been in any way inconsistent with the disclosure made in this Agreement.

(c)            Securities Law Compliance; Sophistication. Investor has been advised that the Securities and the underlying securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Investor is purchasing the Securities for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing such Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(d)            No Registration. Investor understands that neither the offer nor the sale of the Convertible Note nor Warrants, nor the common stock underlying the Convertible Note and Warrants have been registered under the Federal Securities Act of 1933, in reliance upon an exemption therefrom for non-public offerings. Investor understands that the Convertible Note and Warrants, and the common stock underlying the Convertible Note and Warrants Securities must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available.

4.             Covenant by the Company.

(a)            Most Favored Nation. If at any time from the date of this Agreement until the earlier of the (i) Maturity Date of the Convertible Note and (ii) payment in full of principal and interest of the Convertible Note, the Company sells equity, including debt convertible into equity, in cash to third party investors in a equity, including debt convertible into equity, offering to raise capital that contains terms and provisions that are more favorable than the terms and provisions contained in the Transaction Documents, the Company shall, at the request of Investor, enter into amendments to the Transaction Documents with Investor to provide for the same more favorable terms and provisions.

(b)            Piggyback Registration Rights. In the event that Investor acquires shares of Common Stock upon the conversion of the Convertible Note, the Company will grant piggy back registration rights to register such shares of Common Stock underlying the Convertible Note and Warrants on the next available registration statement filed with the Commission subject to any reduction by market conditions in the case of an underwritten offering or any Commission limitations.

5.             Miscellaneous.

(a)            Waivers; Amendments. Any provision of this Agreement and the Convertible Note and Warrant may be amended, waived or modified only upon the written consent of the Company and Investor.

(b)            Choice of Law; Venue. This Agreement is subject to, and shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed and performed in such State without giving effect to conflicts of laws principles.

(c)            Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(d)            Attorneys’ Fees. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled.

(e)            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

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IN WITNESS WHEREOF, the Company and Investor have executed this Securities Purchase Agreement as of the date set forth above.

DIGITAL POWER CORPORATION, a California corporation

By:	/s/ Amos Kohn
Amos Kohn, CEO and President

Investor

IROQUOIS MASTER FUND, LTD.

By:	/s/ Richard Abbe
Richard Abbe. Managing Director